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                                                                    Exhibit 99.3

Press Release
For Immediate Release

                         SECURITY CAPITAL PACIFIC TRUST
     ANNOUNCES $495.2 MILLION OF ACQUISITION AND DEVELOPMENT INVESTMENTS IN
          CALIFORNIA AND EXPECTED COMPLETION OF $250 - 300 MILLION OF
                      1996 ASSET OPTIMIZATION TRANSACTIONS


     September 17, 1996 - Security Capital Pacific Trust (New York Stock Exchange Symbol: PTR) today announced acquisition transactions totaling $286.6 million of existing multifamily assets in strategically targeted California submarkets, representing 4,086 units. As of today, $211.7 million of these transactions have closed with the remaining $74.9 million expected to close during the fourth quarter. These properties have been purchased at approximately 65% of replacement cost. With the completion of these acquisitions, PTR will have a total investment of $416.8 million in California, representing 6,465 units.

     The California acquisitions have been funded primarily by PTR's asset optimization program and the issuance of long-term debt. PTR expects to complete the disposition of $250 to $300 million of properties through tax-deferred exchanges during 1996. As of today, PTR has completed the disposition of $172.6 million of properties, realizing an average unleveraged total return of 14.8% during PTR's holding period. By utilizing PTR's proprietary market research, management is able to redeploy capital into markets with the strongest prospects for growth. The asset optimization program positions PTR to fund its investment program without a return to the common equity markets. PTR expects to complete the disposition of an additional $200 to $250 million of assets in 1997. In addition to asset optimization, PTR's long-term debt program is an important component of its funding strategy. During the third quarter of 1996, PTR has issued an additional $100 million of long-term debt at an all-in cost of 7.95% and an average life of 15.6 years. PTR now has a total of $450 million of fully amortizing debt with an average life of 14.97 years and a weighted average fixed rate of 7.66%.

     R. Scott Sellers, Managing Director for Investments, said, "We have been researching California markets since 1993 and as a result have developed a very specific investment plan. These transactions in California are an important component of PTR's future growth and represent the benefit of our proprietary research capability."

     In addition to the strategic acquisition of well-located existing properties, PTR is focused on acquiring control of land for the development of new communities. As of today, PTR controls land for the development of seven communities in Northern and Southern California. Currently in various stages of the development process, these transactions represent a total expected investment upon completion of $208.6 million in new developments. Construction on PTR's first development site in California, a 241-unit property in the master-planned community of Aliso Viejo in Orange County, is expected to commence during the first quarter of 1997.

     Mr. Sellers said that PTR's investment program in California is expected to produce very strong cash flow growth because of California's resurgent employment market, high barriers to entry and an
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expensive single-family home market. "We are continuing to pursue a number of exciting opportunities and expect our overall investment in California to represent a significant part of PTR's portfolio by the end of 1997," Mr. Sellers said.

     PTR has opened offices in the Bay Area (Hayward) and in Southern California (Irvine) and has 20 professionals focused on acquiring, developing and operating California assets. The 10 senior members of PTR's California team have an average of more than 14 years' experience in the California real estate market. "The exceptional team of professionals in our California offices has allowed us to move quickly to acquire a strategic position there. We have the local representation and hands-on expertise that we need to generate strong operating results and identify additional opportunistic acquisitions," Mr. Sellers said.

     Recent acquisitions in California include the following properties:

     . The Crossing is a 296-unit moderate income community located in the city of Corona close to important Orange County employment centers. The property is surrounded by over 600,000 square feet of retail services and offers excellent access to major transportation corridors. PTR acquired The Crossing in May 1996 at a total expected investment of $15.5 million, including planned capital improvements.

     . El Dorado Hills is a 448-unit moderate income property in the Tierrasanta submarket in San Diego which has only three multifamily communities and extremely high barriers to entry. PTR also owns Tierrasanta Ridge and now controls the majority of units in the submarket. El Dorado Hills' proximity to Mission Trails Park, a 5,600-acre regional park with 29 miles of trails, is a significant competitive advantage. PTR acquired El Dorado Hills in July 1996 at a total expected investment of $31.2 million, including planned capital improvements.

     . Mission Springs/Mission Villas is a 736-unit middle income property in Ontario. This property is located within minutes of the rapidly expanding Ontario commercial corridor where seven major industrial and retail development projects are expected to add more than 20,000 new jobs. PTR acquired Mission Springs/Mission Villas in May 1996 at a total expected investment of $39.3 million, including planned capital improvements.

     . Newpointe is a 160-unit moderate income community in the desirable Orange County community of Tustin. Its proximity to Highway 55 and I-5 provides easy access to employment concentrations in the Irvine business district and the Orange County airport area. Newpointe is only minutes from the Irvine Company's upscale Tustin Ranch master-planned community. PTR acquired Newpointe in July 1996 at a total expected investment of $9.6 million, including planned capital improvements.

     . Oakwood is a 948-unit moderate income community in the heart of Silicon Valley where job growth, primarily in computer services and software development, is among the highest in the nation. Located next to I-280, Oakwood is within five to 10 minutes of Silicon Valley's major employers. PTR acquired Oakwood in September 1996 at a total expected investment of $84.2 million, including planned capital improvements.
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     .    Quail Ridge is a 396-unit moderate income property in the north San
          Francisco Bay Area. Located near I-780, Quail Ridge is within minutes of extensive retail services. Previously undermanaged, Quail Ridge is expected to achieve significant revenue growth under PTR management. PTR acquired Quail Ridge in June 1996 at a total expected investment of $19.3 million, including planned capital improvements.

     . Woodsong Village is a 262-unit moderate income property in Rancho Cucamonga, one of the most desirable submarkets in the Inland Empire area. Woodsong Village is in proximity to new office and retail developments, major freeways and the Ontario Airport. PTR acquired Woodsong Village in August 1996 at a total expected investment of $12.6 million, including planned capital improvements.

     This release contains forward-looking statements which are based on management's current expectations but which involve risks and uncertainties. PTR's actual results with respect to the assets described in this release could differ materially from those anticipated in this release as a result of certain factors, including risks associated with changes in national and local economic conditions, competitive market conditions, obtaining governmental approvals and meeting development schedules.

     PTR is the preeminent real estate operating company focusing on the development, acquisition, operation and long-term ownership of multifamily properties in the growing markets of the western United States. PTR's primary objective is generating long-term, sustainable growth in per share cash flow. As of July 31, 1996, PTR's portfolio included 44,582 operating multifamily units, 7,237 units under construction and an estimated 8,988 units in planning. In addition, PTR owns land for future development of an expected 4,093 units.


FOR MORE INFORMATION, CONTACT:      K. Scott Canon
                                    (800) 982-9293
                                         or
                                    Gerard de Gunzburg
                                    (212) 838-9292